EXHIBIT 10.2

DEATH BENEFIT AGREEMENT

This Death Benefit Agreement (the “Agreement”) is entered into this 25th day of May, 2016, by and between KLX Inc., a Delaware corporation, hereinafter called the “Corporation,” and Amin J. Khoury, hereinafter called the “Executive.”

WHEREAS, the Executive renders  valuable services to the Corporation which have contributed to the growth and prosperity of the Corporation; and

WHEREAS, the Corporation and the Executive wish to enter into an agreement to provide for the payment of a benefit to the Executive’s designated beneficiary in the event of the Executive’s death.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the parties agree as follows:

          DEATH BENEFIT.

A.        Upon the Executive’s death on or after February 1, 2017, whether during his employment with the Corporation or following the termination of his employment for any reason, the Corporation shall pay to the AJK Dynasty Trust dated March 17, 2003 (the “Beneficiary”) a payment of three million five hundred thousand dollars ($3,500,000) (the “Death Benefit”).  The Death Benefit shall be paid in a cash lump sum no later than ninety (90) days following the Executive’s death.

B.        The Death Benefit shall not be payable if the Executive’s death results from suicide, whether sane or insane, on or before February 1, 2019.

          CONDITIONS.  In order to fund its cash payment obligation under this Agreement, the Corporation shall purchase a life insurance policy.  The Executive agrees that the Corporation may insure the life of the Executive and agrees to cooperate with the Corporation and insurance carrier in order to facilitate the purchase of such life insurance policy.  The Executive further agrees that the Corporation or a Trust (as described in Section 3 of this Agreement) shall be the owner and the beneficiary of such life insurance policy.

          ESTABLISHMENT OF TRUST.  The Corporation shall establish a Death Benefit Only Trust (the “Trust”).  All benefits payable under this Agreement to the Beneficiary shall be paid directly by the Corporation from the Trust.  To the extent that such benefits are not paid from the Trust, the benefits shall be paid from the general assets of the Corporation.  The Trust shall be an irrevocable grantor trust which conforms to the terms of the model trust as described in IRS revenue procedure 92-64, I.R.B. 1992-33, except an independent individual third party may be designated as trustee.  The assets of the Trust shall be subject to the claims of the Corporation’s creditors in the event of the Corporation’s insolvency, as defined therein.  Except as provided under the Trust, the Corporation shall not be obligated to set aside, earmark or escrow any funds or other assets to satisfy its obligations under this Agreement, and neither the Executive nor the Beneficiary shall have any property interest in any specific assets of the Corporation other than the unsecured right to receive payments from the Corporation, as provided in this Agreement.

          EMPLOYMENT RIGHTS.  This Agreement shall not be deemed to create a contract of employment between the Corporation and the Executive and shall create no right in the Executive to continue in the Corporation’s employ for any specific period of time, or to create any other rights in the Executive or obligations on the part of the Corporation, except as are set forth in this Agreement.

          EXECUTIVE RIGHT TO ASSETS.

A.        The rights of the Executive, the Beneficiary, or any other person claiming through the Executive under this Agreement, shall be solely those of an unsecured general creditor of the Corporation.  The Executive, the Beneficiary, or any other person claiming through the Executive, shall have the right to receive those payments specified under this Agreement only from the Corporation, and has no right to look to any specific or special property separate from the Corporation for payments.

B.        The Executive agrees that he, the Beneficiary, or any other person claiming through the Executive shall have no right or beneficial ownership interest whatsoever in any general asset used or acquired by the Corporation in connection with the liabilities it has assumed under this Agreement.  Such assets shall not be deemed to be held under any trust for the benefit of the Executive or the Beneficiary, nor shall any such general assets be considered security for the performance of the obligations of the Corporation.  Any such assets shall remain general, unpledged, and unrestricted assets of the Corporation.

C.        The Executive also understands and agrees that his participation in the acquisition of any such general asset for the Corporation shall not constitute a representation to the Executive, the Beneficiary, or any person claiming through the Executive that any of them has a special or beneficial interest in such general asset.

          INDEPENDENCE OF BENEFITS.    The benefits payable under this Agreement shall be independent of, and in addition to, any other benefits or compensation, whether by salary, or bonus or otherwise, payable under any other employment agreements that now exist or may hereafter exist from time to time between the Corporation and the Executive.  This Agreement between the Corporation and the Executive does not involve a reduction in salary or foregoing of an increase in future salary by the Executive.  Nor does the Agreement in any way affect or reduce the existing and future compensation and other benefits of the Executive.

          ASSIGNABILITY.  Except in so far as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization,

or attachment of any benefits under this Agreement shall be valid or recognized by the Corporation.

          AMENDMENT.    This Agreement may be amended at any time by mutual written agreement of the Corporation and the Executive.  The Corporation shall have no right to change the benefits under this Agreement without the prior written consent of the Executive. The Executive may change the Beneficiary under this Agreement upon prior written notice to the Corporation, Attn. General Counsel, 1300 Corporate Center Way, Wellington, Florida 33414.  If any provision of this Agreement contravenes any regulations or guidance promulgated under Section 409A of the U.S. Internal Revenue Code of 1986 (collectively, “Section 409A”), the Corporation shall amend this Agreement or any provision hereof to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A.

          LAW GOVERNING.    This Agreement shall be governed by the laws of the State of Florida.  This Agreement is solely between the Corporation and the Executive.  Further, the Executive, the Beneficiary or other persons claiming through the Executive shall only have recourse against the Corporation for enforcement of the Agreement.  However, it shall be binding upon the Beneficiary and the beneficiaries, heirs, executors and administrators of the Executive and upon the successors and assigns of the Corporation.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

CORPORATION:		KLX, INC.,
a Delaware corporation
ATTEST:

By:	/s/ Claire Dumas	By:	/s/ Thomas P. McCaffrey
Name:	Claire Dumas	Name:	Thomas P. McCaffrey
Title:	Corporate Counsel, Asst.	Title:	President and Chief Operating Officer
Secretary

EXECUTIVE:		/s/ Amin J. Khoury
AMIN J. KHOURY

[SIGNATURE PAGE FOR AMIN KHOURY DEATH BENEFIT AGREEMENT]